Exhibit 10.28
CREDIT AGREEMENT
Dated as of February 25, 2008
between
THE ANDERSONS, INC.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION

TABLE OF CONTENTS
(continued)

i

TABLE OF CONTENTS
(continued)

ii

SCHEDULES
8.02	Addresses, Etc.
EXHIBITS
Form of

A	Note
CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of February 25, 2008, between THE ANDERSONS, INC., an Ohio corporation (“Borrower”) and WELLS FARGO BANK, National Association (the "Bank”).
     Borrower has requested that the Bank provide a loan, and the Bank is willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by or is under common Control with, the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or equivalent governing body of such Person.
     “Agreement” means this Credit Agreement.
     “Applicable Rate” means, from time to time, the Prime Rate, minus one percent (1.00%) per annum.
     “Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel of the Bank.
     “Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.
     “Bank’s Office” means Bank’s address and, as appropriate, account as set forth on Schedule 8.02, or such other address or account as the Bank may from time to time notify Borrower.
     “Bank-Related Person” means the Bank, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
Wells Fargo Bank/The Andersons, Inc. Credit Agreement

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Bank’s Office is located.
     “Closing Date” means the first date all the conditions precedent in Section 3.01 are satisfied or waived in accordance with Section 8.01 (or, in the case of Section 3.01(b), waived by the Person entitled to receive the applicable payment).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment” means, as to the Bank, its obligation to make the Loans to Borrower pursuant to Section 2.01 in the amount of One Hundred Million Dollars ($100,000,000).
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” has the meaning specified in the definition of “Affiliate”.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means an interest rate equal to the Applicable Rate, plus 5% per annum to the fullest extent permitted by applicable Laws.
     “Designated Individual” shall mean any one of Gary Smith, Nicholas C. Conrad, Russ Mitchell or Catherine Shelnick and any other person authorized by a Responsible Officer to request Loans under the terms of this Agreement.
     “Dollar” and “$” mean lawful money of the United States.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.
     “Event of Default” has the meaning specified in Section 7.01.
Wells Fargo Bank/The Andersons, Inc. Credit Agreement

     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Indemnified Liabilities” has the meaning specified in Section 8.05.
     “Indemnitees” has the meaning specified in Section 8.05.
     “Information” has the meaning specified in Section 8.08.
     “IRS” means the United States Internal Revenue Service.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” has the meaning specified in Section 2.01.
     “Loan Documents” means this Agreement, the Note and all other agreements, documents, instruments, and certificates of the Borrowers delivered to, or in favor of, the Bank under this Agreement or in connection herewith or therewith, including, without limitation, all agreements, documents, instruments, certificates and delivered in connection with the extension of the Loans by the Bank hereunder.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual and contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.
     “Maximum Rate” has the meaning set forth in Section 8.10.
     “Modified Asset Coverage Ratio” shall mean, for any date of determination, the “Asset Coverage Ratio” as defined in the U.S. Bank Credit Agreement, except there shall be added to the sums described in clause (a) of such definition the aggregate principal amount of the Loans then outstanding and the aggregate principal amount of the Loan or Loans then requested.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
Wells Fargo Bank/The Andersons, Inc. Credit Agreement

     “Note” means promissory note made by Borrower in favor of the Bank evidencing of the Loans made by the Bank, substantially in the form of Exhibit A.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Participant” has the meaning specified in Section 8.07(b).
     “Payment Date” means the last Business Day of each month and the Termination Date.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Responsible Officer” means either of Gary Smith, Vice President-Finance and Treasurer, or Nicholas Conrad, Assistant Treasurer of the Borrower. Any document delivered hereunder that is signed by one or more Responsible Officers of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
Wells Fargo Bank/The Andersons, Inc. Credit Agreement

     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Termination Date” shall mean the earlier of: (a) the date on which Bank makes demand for repayment of the Loan, or (b) April 25, 2008.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “U.S. Bank Credit Agreement” means the Amended and Restated Loan Agreement dated as of February 21, 2008, by and among U.S. Bank National Association, as Agent, the Lenders who are parties thereto and the Borrower.
     “United States,” and “U.S.” mean the United States of America.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) (i) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof; (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears; (iii) the term “including” is by way of example and not limitation; and (iv) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Bank shall so request, the Bank and
Wells Fargo Bank/The Andersons, Inc. Credit Agreement

Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Bank); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to the Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
ARTICLE II. THE LOAN, COMMITMENTS AND CREDIT EXTENSIONS.
     2.01 Loans. Subject to the terms and conditions set forth herein, the Bank agrees, from time to time, to make loans (such loan, a “Loan” or in the aggregate “Loans”) to Borrower in multiple advances, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment. Within the limits of the Commitment, the Borrower may borrow, repay pursuant to Section 2.02 hereof, and reborrow under this Section 2.01. Loans shall be made only in the minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof. In the absence of manifest error, the books and records of the Bank shall be conclusive and binding upon the Borrower as to the amount of each Loan, the principal balance of the Loans outstanding at any time and the amount of accrued interest thereon. Each Loan shall be made on notice from the Borrower to Bank by a Designated Individual delivered before 12:00 noon (Chicago time) on the requested date of such Loan. A Loan Request shall include the following information: (i) the amount of the Loan; and (ii) the requested date of the Loan (which shall be a Business Day). Any Loan Request received after 12:00 noon (Chicago time) on a Business Day shall be treated as though received on the next Business Day. Subject to the timely delivery of a Loan Request, and upon fulfillment of the applicable conditions set forth in Article III, the Bank will make such Loan available to the Borrower in same day funds at the Bank’s address referred to in Section 8.02 and shall wire such funds to the account of the Borrower identified on Schedule 8.02. The Bank may rely without further investigation on any Loan Request. Each Loan Request shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Bank against any loss or expense the Bank may incur as a result of any failure (including any failure resulting from the failure to fulfill on or before the date specified for such Loan the applicable conditions set forth in Article Ill) of the Borrower to borrow any Loan after a Loan Request has been submitted, including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund such Loan when such Loan, as a result of such failure, is not made on such date.
     2.02 Prepayments. Borrower may, upon notice to the Bank, at any time or from time to time voluntarily prepay the Loans in whole or in part, without premium or penalty; provided that such notice must be received by the Bank not later than 12:00 noon, Chicago, Illinois time, on any date of prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     2.03 Repayment of Loan. Borrower shall repay to the Bank the principal amount of the Loans at the earlier of (a) demand by the Bank or (b) the Termination Date.
Wells Fargo Bank/The Andersons, Inc. Credit Agreement

     2.04 Interest.
     (a) Subject to the provisions of subsection (b) below, the Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate.
     (b) If any amount payable by Borrower under any Loan Document is not paid when due (taking into account any applicable grace periods), whether at stated maturity by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists (or after acceleration), Borrower shall pay interest on the principal amount of all outstanding Obligations then payable at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on the Loans shall be due and payable in arrears on each Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.05 Fees. The Borrower shall pay to the Bank:
     (a) upon execution of this Agreement, a fee in the amount of $75,000;
     (b) Upon the extension of the first Loan, a fee in the amount of $75,000.
     (c) From and after the extension of the first Loan, a non-use fee on the daily unused portion of the Commitment from the date of the first Loan until the Termination Date at the rate equal to one quarter of one percent (0.25%) per annum, payable in arrears on each Payment Date and on the Termination Date. For any purposes of this Agreement, the unused portion of a Commitment for any measurement period shall be the positive difference, if any, of (i) the daily amount of the Commitment, minus (ii) daily average outstanding Loans.
     2.06 Computation of Interest and Fees. Computations of interest on the Loans and fees shall be made on the basis of a year of 360 days and the actual number of days elapsed.
     2.07 Evidence of Debt. The Loans made by the Bank shall be evidenced by one or more accounts or records maintained by the Bank in the ordinary course of business. The accounts or records maintained by the Bank shall be conclusive absent manifest error of the amount of the Loans made by the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. The Bank may attach schedules to the Notes and endorse thereon the date, amount and maturity of the Term and payments with respect thereto.
     2.08 Payments Generally.
     (a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to the Bank at the Bank’s Office in Dollars and in immediately available funds not later than 12:00 noon, Chicago, Illinois time, on the date specified herein. All payments received by the Bank after 12:00 noon, Chicago, Illinois time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
     (b) If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
Wells Fargo Bank/The Andersons, Inc. Credit Agreement

     (c) Unless Borrower has notified the Bank, prior to the date any payment is required to be made by it to the Bank hereunder, that Borrower will not make such payment, the Bank may assume that Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Bank in immediately available funds.
Use of Proceeds. The Loans shall be used only for general corporate purposes.
ARTICLE III. CONDITIONS PRECEDENT TO THE LOANS
     3.01 Conditions of the Loan. The obligation of the Bank to make the Loan hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Bank’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Bank and its legal counsel:
     (i) executed counterparts of this Agreement, sufficient in number for distribution to the Bank and Borrower;
     (ii) the Note executed by Borrower;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Bank may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;
     (iv) such documents and certificates as the Bank may reasonably require to evidence that the Borrower is duly organized or formed and that Borrower is, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (v) a favorable opinion of counsel to the Borrower acceptable to the Bank, addressed to the Bank, as to such matters concerning the Borrower and the Loan Documents in form and substance reasonably satisfactory to the Bank; and
     (vi) such other assurances, certificates, documents, consents, or opinions as the Bank reasonably may require.
     (b) Any fees required to be paid on or before the Closing Date shall have been paid.
     (c) Borrower shall have paid all Attorney Costs of the Bank to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and the Bank).
     (d) The Closing Date shall have occurred on or before February 28, 2008.
     3.02 Conditions Precedent to All Loans. The obligation of the Bank to make each Loan (including any initial Loan) shall be subject to the further conditions precedent that on the date of such Loan:
Wells Fargo Bank/The Andersons, Inc. Credit Agreement

     (a) The following statements shall be true (and the receipt by the Borrower of the proceeds of such Loan shall be deemed to constitute a representation and warranty by the Borrower that such statements are true on such date):
     (1) The representations and warranties contained in the Loan Documents are correct on and as of the date of such Loan as though made on and as of such date; and
     (2) no event has occurred and is continuing, or would result from such Loan which constitutes an Event of Default or would constitute an Event of Default but for any requirement that notice be given or time elapse or both; and
     (3) the total amount of Loans outstanding, together with all Loans described in any pending Loan Request, does not exceed the Commitment; and
     (4) All amounts available to be drawn under the terms of the U.S. Bank Credit Agreement have been fully advanced (i.e., the “Commitments”, as defined in the U.S. Bank Credit Agreement, have been fully utilized);
     (5) The Borrower maintains a Modified Asset Coverage Ratio of not more than 65%; and
     (b) The Bank shall have received such other approvals, opinions or documents as the Bank may reasonably request.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants to the Bank that:
     4.01 Existence, Qualification and Power; Compliance with Laws. The Borrower (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or licenses, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     4.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Document to which it is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which it is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its property is subject; or (c) violate any Law, in each case, the result of which could cause a Material Adverse Effect.
     4.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.
     4.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower that is party thereto in accordance with its terms, except as may by bankruptcy, solvency, fraudulent conveyance or transfer or similar laws affecting creditors rights generally and principles of equity.
Wells Fargo Bank/The Andersons, Inc. Credit Agreement

     4.05 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show or refer to all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated financial statements of Borrower and its Subsidiaries dated September 30, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
     (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     4.06 No Default. Neither Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. Without limitation of the generality of the foregoing, no Default or Matured Default exists under the U.S. Bank Credit Agreement.
     4.07 Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower (except as described below), in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.
     4.08 Taxes. Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.
     4.09 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary
Wells Fargo Bank/The Andersons, Inc. Credit Agreement

responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
     4.10 Disclosure. Borrower has disclosed to the Bank all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower in connection with any Loan Document to the Bank in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     4.11 Compliance with Laws. Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     4.12 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.
     (a) Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Bank), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) None of Borrower, any Person Controlling Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     4.13 Tax Shelter Regulations. Borrower intends not to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Bank thereof.
ARTICLE V. AFFIRMATIVE COVENANTS
     So long as any Loan or other Obligation shall remain unpaid or unsatisfied or Bank shall have any Commitment hereunder, Borrower shall comply with all Affirmative Covenants set forth in the U.S. Bank Credit Agreement.
Wells Fargo Bank/The Andersons, Inc. Credit Agreement

ARTICLE VI. NEGATIVE COVENANTS
     So long as any Loan or other Obligation shall remain unpaid or unsatisfied or Bank shall have any Commitment hereunder, Borrower shall comply with all Negative Covenants set forth in the U.S. Bank Credit Agreement.
ARTICLE VII. EVENTS OF DEFAULT AND REMEDIES
     7.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. Borrower fails to pay when and as required to be paid herein, any amount of principal or interest of the Loan, any Commitment or other fee due hereunder when due; or
     (b) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or materially misleading when made or deemed; or
     (c) Cross-Default. Any Default or Matured Default as provided for in the U.S. Bank Credit Agreement.
     7.02 Remedies Upon Event of Default. From and after the occurrence of any nonpayment of any amounts due hereunder or noncompliance with any term or condition hereof, as applicable, the Bank may, at its option, suspend the making of Loans. Upon the occurrence of any Event of Default the Bank may, by notice to the Borrower, declare its obligation to make Loans to be terminated or suspended as the Bank may determine (whether or not any Loan Request shall then be pending), whereupon the same shall forthwith terminate, and may, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; and may exercise all rights and remedies provided herein and in the Loan Documents and/or by applicable law, provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the obligation of the Bank to make Loans shall automatically be terminated and (y) the Loans, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
     7.03 Application of Funds. After the exercise of remedies provided for in Section 7.02 (or after the Loan has automatically become immediately due and payable as set forth in the proviso to Section 7.02), any amounts received on account of the Obligations may be applied by the Bank in such order as determined by the Bank.
ARTICLE VIII. MISCELLANEOUS
     8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower shall be effective unless in writing signed by the Bank and Borrower and acknowledged by the Bank, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     8.02 Notices and Other Communications; Facsimile Copies.
     (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered, to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, specified for such Person on Schedule 8.02 or to
Wells Fargo Bank/The Andersons, Inc. Credit Agreement

such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, upon delivery; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and the sender has received electronic confirmation of error free receipt; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Bank pursuant to Article II shall not be effective until actually received by the Bank. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.
     (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower and the Bank. The Bank may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
     (c) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.
     (d) Reliance by the Bank. The Bank shall be entitled to rely and act upon any notices (including telephonic Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Bank-Related Person and the Bank from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with the Bank may be recorded by the Bank, and each of the parties hereto hereby consents to such recording.
     8.03 No Waiver; Cumulative Remedies. No failure by the Bank to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     8.04 Attorney Costs, Expenses and Taxes. Borrower agrees (a) to pay or reimburse the Bank for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and costs and expenses in connection with the use of IntraLinks, Inc. or other similar information transmission systems in connection with this Agreement, and (b) to pay or reimburse the Bank for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Bank and the cost of independent public accountants and other outside experts retained by the Bank. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.
     8.05 Indemnification by Borrower. Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless the Bank-Related Person, and their respective
Wells Fargo Bank/The Andersons, Inc. Credit Agreement

Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demand, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). The agreements in this Section shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. All amounts due under this Section 8.05 shall be payable within ten Business Days after demand therefor.
     8.06 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to the Bank or the Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.
     8.07 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) by way of participation in accordance with the provisions of subsection (b) of this Section, or (ii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (c) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) The Bank may, without the consent of, or notice to, Borrower, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries (each a “Participant”) in all or a portion of the Bank’s rights and/or obligations under this Agreement (including all or a portion of the Loan.
     (c) The Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of the Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Bank as a party hereto.
     8.08 Confidentiality. The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep
Wells Fargo Bank/The Andersons, Inc. Credit Agreement

such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or under any other Loan Document; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Participant in, or any prospective Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the consent of Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Bank on a nonconfidential basis from a source other than Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization. In addition, the Bank may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Bank in connection with the administration and management of this Agreement, the other Loan Documents and the Commitments. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Bank may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Bank may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Bank relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.
     8.09 Set-off. In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any Event of Default, the Bank is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower (on its own behalf and on behalf of the Borrower) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Bank to or for the credit or the account of the Borrower against any and all Obligations owing to the Bank hereunder or under any other Loan Document to the extent of the Borrower’s liability therefor, now or hereafter existing, irrespective of whether or not the Bank shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. The Bank agrees promptly to notify Borrower after any such set-off and application made by the Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     8.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by the Bank in excess of the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and
Wells Fargo Bank/The Andersons, Inc. Credit Agreement

spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     8.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     8.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Bank in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     8.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Bank, regardless of any investigation made by the Bank or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default at the time of the Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     8.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     8.15 Governing Law; Submission to Jurisdiction.
     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS SITTING IN CHICAGO, ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER AND THE BANK CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. BORROWER AND THE BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. BORROWER AND THE BANK WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
     8.16 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY
Wells Fargo Bank/The Andersons, Inc. Credit Agreement

LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     8.17 Time of the Essence. Time is of the essence of the Loan Documents.
Wells Fargo Bank/The Andersons, Inc. Credit Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE ANDERSONS, INC., an Ohio corporation

By:	/s/ Gary Smith

Name:	Gary Smith
Title:	Vice President, Finance and Treasurer
Wells Fargo Bank/The Andersons, Inc. Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Edward L. Cooper, III

Name:	Edward L. Cooper, III

Title:	Senior Vice President

Wells Fargo Bank/The Andersons, Inc. Credit Agreement

SCHEDULE 8.02
ADDRESSES FOR NOTICES
WIRE TRANSFER INSTRUCTIONS
BORROWER’S ADDRESS:
480 W. Dussel Dr.
P.O. Box 119
Maumee, OH 43537
BORROWER’S WIRE TRANSFER INSTRUCTIONS FOR FUNDING LOANS:
[ATTACHED]
BANK’S ADDRESS:
BANK’S WIRE TRANSFER INSTRUCTIONS FOR PAYMENTS:
[ATTACHED]

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EXHIBIT A
FORM OF NOTE

$100,000,000	February 25, 2008
     FOR VALUE RECEIVED, the undersigned, THE ANDERSONS, INC., an Ohio corporation (the "Borrower”), hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION or registered assigns (the “Bank”), in accordance with the provisions of the Credit Agreement (as hereinafter defined) the principal amount of the Loans from time to time made by the Bank to Borrower under that certain Credit Agreement, dated as of February 25, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Borrower and the Bank.
     Borrower promises to pay principal and interest on the unpaid principal amount of the Loans from the date of the such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Bank in Dollars in immediately available funds at the Bank’s Office. If any amount is not paid in full when due hereunder (taking into account any applicable grace period), such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
     This Note is the Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Loans may be evidenced by one or more loan accounts or records maintained by the Bank in the ordinary course of business. The Bank may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

THE ANDERSONS, INC.

By:	(Sample — Do Not Sign)

Name:

Title:

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